CORPORATE CODE OF CONDUCT AND ETHICS

BOARD OF DIRECTORS
MORTGAGEIT HOLDINGS, INC.

introduction

It is the policy of MortgageIT Holdings, Inc. (the "Company") to conduct its business according to the highest moral, legal and ethical standards. The Company's reputation for integrity is essential. Each director, officer and employee must contribute to the care and preservation of that asset.

This Code of Conduct and Ethics (the "Code of Conduct") was adopted by the board of directors and sets forth basic principles to guide all directors, officers and employees of the Company (collectively, "Company Personnel"). No code of business conduct or ethics can, however, effectively substitute for the thoughtful behavior of an ethical director, officer or employee. This Code of Conduct is presented to assist Company Personnel in guiding their conduct to enhance the reputation of the Company.

This Code of Conduct has been drafted broadly. In that respect, it is the Company's intent to exceed the minimum requirements of the law and industry practice. Mere compliance with the letter of the law is not sufficient to attain the highest ethical standards. Good judgment and great care must also be exercised to comply with the spirit of the law and of this Code of Conduct.

This Code of Conduct is intended to meet the standards for a code of ethics under the Sarbanes-Oxley Act of 2002, as amended, and the corporate governance rules of the New York Stock Exchange (the "NYSE"). Any waiver of this Code of Conduct for any Company Personnel may be made only upon the affirmative vote of the Company's board of directors and must be promptly disclosed to stockholders, as required by applicable law.

The Company intends to enforce the provisions of this Code of Conduct vigorously. Violations could lead to sanctions, including dismissal in the case of an employee. In some cases, conduct that violates the provisions of this Code of Conduct may result in civil and criminal liability.

Upholding this Code of Conduct is the responsibility of every director, officer and employee of the Company. Executive Officers of the Company are responsible for enforcement of this Code of Conduct among the employees who report to them.

questions about the code; reporting suspected violations

Any questions about how to interpret this Code of Conduct should be raised with the compliance officer (the "Compliance Officer" ) for this Code of Conduct. Michael Marocco, the Chairman of the Audit Committee of the Company's Board of Directors, has been designated as the Compliance Officer for purposes of enforcing this Code of Conduct and he may be contacted by telephone at (212) 754-8106 or by e-mail at mike@sandlercap.com.

If any Company Personnel knows of or suspects any illegal or unethical conduct, or any other violation of this Code of Conduct, they should promptly report this to the Compliance Officer, or contact the Hotline. In dealing with any issues arising under, or relating to, this Code of Conduct, the Compliance Officer shall, to the extent necessary or appropriate, report to and/or confer with the members of the board and/or any of its committees. If any Company Personnel are not comfortable in doing so for any reason, or if they feel appropriate action is not being taken, they should contact the Chairman of the Board's Nomination and Corporate Governance Committee, as appropriate. No Company Personnel shall be required to identify themselves when reporting a violation.

To the extent possible, the Company will endeavor to keep confidential the identity of anyone reporting a violation of this Code of Conduct. The Company will also keep confidential the identities of Company Personnel about whom allegations of violations are brought, unless or until it is established that a violation has occurred. It is the Company's policy that retaliation against employees who report actual or suspected violations of this Code of Conduct is prohibited; anyone who attempts to retaliate will be subject to disciplinary action, up to and including dismissal.

compliance with applicable laws

The Company is committed to conducting its business in strict compliance with all applicable federal, state and local laws, rules and regulations, including, but not limited to, laws, rules and regulations related to securities, labor, employment and workplace safety matters. As a public reporting company with its stock trading on the NYSE, the Company is also subject to regulation by the Securities and Exchange Commission (" SEC ") and to the applicable corporate governance rules of the NYSE. All Company Personnel are expected at all times to conduct their activities on behalf of the Company in accordance with this principle. Any violation of applicable laws, rules and regulations by any Company Personnel should be reported to the Compliance Officer. Company Personnel should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation or regarding any contemplated course of action.

conflicts of interest

The Company relies on the integrity and undivided loyalty of its directors, officers and employees to maintain the highest level of objectivity in performing their duties. Company Personnel are expected to avoid any situation in which their personal interests conflict, or have the appearance of conflicting, with those of the Company. Company Personnel must not allow personal considerations or relationships to influence them in any way when representing the Company in business dealings.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the board. A conflict situation can arise when an director, officer or employee takes actions or has interests that may make it difficult to perform work on behalf of the Company objectively and effectively. Conflicts also arise when Company Personnel, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

Company Personnel must exercise great care any time their personal interests might conflict with those of the Company. The appearance of a conflict often can be as damaging as an actual conflict. Prompt and full disclosure is always the correct first step towards identifying and resolving any potential conflict of interest. Non-employee directors are expected to make appropriate disclosures to the board and to take appropriate steps to recuse themselves from board decisions with respect to transactions or other matters involving the Company as to which they are interested parties or with respect to which a real or apparent conflict of interest exists.

The following sections review several common problems involving conflicts of interest. The list is not exhaustive. Company Personnel have a special responsibility to use his or her best judgment to assess objectively whether there might be even the appearance of acting for reasons other than to benefit the Company and to discuss any conflict openly and candidly with the Company. Conflicts of interest may not always be evident and Company Personnel should consult with the Compliance Officer if they are uncertain about any situation.

payments and gifts

Company Personnel who deal with the Company's lenders, suppliers or other third parties are placed in a special position of trust and must exercise great care to preserve their independence. As a general rule, no Company Personnel should ever receive a payment or anything of value in exchange for a decision involving the Company's business. Similarly, no Company Personnel should ever offer anything of value to government officials or others to obtain a particular result for the Company. Bribery, kickbacks or other improper payments are strictly prohibited.

The Company recognizes exceptions for token gifts, which are not excessive in value or are consistent with customary business practices, and customary business entertainment when a clear business purpose is involved. If you are in doubt about the policy's application, the Compliance Officer should be consulted.

personal financial interests; outside business interests

Company Personnel should avoid any outside financial interests that might be in conflict with the interests of the Company. No Company Personnel may have any significant direct or indirect financial interest in, or any business relationship with, a person or entity that does business with the Company or is a competitor of the Company. A financial interest includes any interest as an owner, creditor or debtor. Indirect interests include those through an immediate family member or other person acting on his or her behalf. This policy does not apply to an employee's arms-length purchases of goods or services for personal or family use or to the ownership of shares in a publicly held corporation.

Company Personnel should not engage in outside jobs or other business activities that compete with the Company in any way. Further, any outside or secondary employment by employees may interfere with the job being performed for the Company and is discouraged. Under no circumstances may Company Personnel have outside interests that are in any way detrimental to the best interests of the Company.

Company Personnel must disclose to the Compliance Officer any personal activities or financial interests that could negatively influence, or give the appearance of negatively influencing, your judgment or decisions with respect to the Company. The Compliance Officer will then determine if there is a conflict and, if so, how to resolve it without compromising the Company's interests.

corporate boards

The director of an organization has access to confidential and sensitive information and charts the course of the entity. If Company Personnel are invited to serve as a director of an outside organization, the Company must take safeguards to shield both the Company and such individuals from even the appearance of impropriety. For that reason, any employee invited to join the board of directors of another organization (including a nonprofit or other charitable organization) must obtain the prior approval of the Chief Executive Officer or the Compliance Officer. Directors who are invited to serve on other the boards of directors of another organization should promptly notify the Chairman of the Board.

corporate opportunities

Company Personnel must not divert for personal gain any business opportunity available to the Company. The duty of loyalty to the Company is violated if any Company Personnel personally profits from a business opportunity that rightfully belongs to the Company. This problem could arise, for example, if any Company Personnel becomes aware through the use of corporate property, information or position of an investment opportunity (either a loan or equity transaction) in which the Company is or may be interested, and then participates in the transaction personally or informs others of the opportunity before the Company has the chance to participate in the transaction. Company Personnel also are prohibited from using corporate property, information or position for personal gain. Company Personnel owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises and, in the case of a non-employee director, such director is aware of the Company's possible interest through use of corporate property, information or position.

loans to company personnel

The Company will not make any loans to, or guarantee any personal loans of, Company Personnel.

compliance with securities laws

As a public reporting company with its stock trading on the NYSE, the Company is subject to regulation by the SEC and to the applicable corporate governance rules of the NYSE and to compliance with federal, state and local securities laws, rules and regulations. The Company insists on strict compliance with the spirit and letter of the securities laws and Company Personnel must pay particular attention to potential violations thereof.

use and protection of company assets

Proper use and protection of the Company's assets is the responsibility of all Company Personnel. Company facilities, materials, equipment, information and other assets should be used only for conducting the Company's business and are not to be used for any unauthorized purpose. Company Personnel should guard against waste and abuse of Company assets in order to improve the Company's productivity.

confidentiality

One of the Company's most important assets is its confidential corporate information. The Company's legal obligations and its competitive position often mandate that this information remain confidential.

Confidential corporate information relating to the Company's financial performance (e.g., quarterly financial results of the Company's operations) or other transactions or events can have a significant impact on the value of the Company's securities. Premature or improper disclosure of such information may expose the individual involved to onerous civil and criminal penalties.

Company Personnel must not disclose confidential corporate information to anyone outside the Company, except for a legitimate business purpose (such as contacts with the Company's accountants or its outside lawyers). Even within the Company, confidential corporate information should be discussed only with those who have a need to know the information. Company Personnel's obligation to safeguard confidential corporate information continues even after they leave the Company.

The same rules apply to confidential information relating to other companies with which the Company does business. In the course of the many pending or proposed transactions that this Company has under consideration at any given time, there is a great deal of non-public information relating to other companies to which Company Personnel may have access. This could include "material" information that is likely to affect the value of the securities of the other companies.

Company Personnel who learn material information about lenders, customers, venture partners, acquisition targets or competitors through their work at the Company must keep it confidential and must not buy or sell stock in such companies until after the information becomes public. Company Personnel must not give tips about such companies to others who may buy or sell the stocks of such companies.

The Company has issued a detailed "Insider Trading Policy" regarding the use of confidential information in connection with trading in securities. You should become familiar with this policy and the procedures it requires. If you have any questions regarding trading in the Company's securities or on the basis of confidential information, you should contact the Compliance Officer.

dealings with the press and communications with the public

The Company's Chief Executive Officer is the Company's principal public spokesmen. If someone outside the Company asks Company Personnel questions or requests information regarding the Company, its business or financial results, do not attempt to answer. All requests for information - from reporters, securities analysts, stockholders or the general public - should be referred to the Chief Executive Officer, who will handle the request or delegate it to an appropriate person.

accounting matters

internal accounting controls

The Company places the highest priority on "best practices" disclosure. The Company's annual reports, quarterly reports and press releases, and other public disclosure of the Company's financial results, reflect how seriously it takes this responsibility.

Company Personnel share this responsibility with senior management and the board and must help maintain the integrity of the Company's financial records. The Company trusts that every employee understands that protecting the integrity of its information gathering, information quality, internal control systems and public disclosures is one of the highest priorities it has as a firm.

Any Company Personnel who observe conduct that causes them to question the integrity of the Company's internal accounting controls and/or disclosure, or who otherwise have reason to doubt the accuracy of Company's financial reporting, must bring such concerns to the Company's attention immediately. Company Personnel should promptly report any concerns to any member of the Audit

Committee of the board. If any Company Personnel are not comfortable providing their name, they may report anonymously. Any kind of retaliation against Company Personnel for raising these issues is strictly prohibited and will not be tolerated.

improper influence on the conduct of audits

It is unlawful for Company Personnel, or any other person acting under the direction of any such persons, to take any action to fraudulently influence, coerce, manipulate, or mislead the independent accountants engaged in the performance of an audit of the Company's financial statements for the purpose of rendering such financial statements materially misleading. Any such action is a violation of this Code of Conduct. Any Company Personnel who engages in such conduct will be subject to sanctions under this Code of Conduct, including dismissal in the case of an employee, in addition to potential civil and criminal liability.

records retention

Company Personnel should retain documents and other records for such period of time as they and their colleagues will reasonably need such records in connection with the Company's business activities. All documents not required to be retained for business or legal reasons, including draft work product, should not be retained and should be destroyed in order to reduce the high cost of storing and handling the vast amounts of material that would otherwise accumulate. However, under unusual circumstances, such as litigation, governmental investigation, or if required by applicable state and federal law and regulations, the Compliance Officer may notify Company Personnel if retention of documents or other records is necessary.

fair dealing

It is the Company's policy to deal fairly with its customers, lenders, suppliers, competitors and Company Personnel. In the course of business dealings on behalf of the Company, no Company Personnel should take advantage of another person or party through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair business practice.

discrimination and harassment

The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate illegal discrimination or harassment of any kind. Company Personnel are encouraged to report any acts of discrimination or harassment to the Chief Executive Officer or Compliance Officer or to any member of the Nomination and Corporate Governance Committee of the board. If any Company Personnel are not comfortable providing their name, they may report anonymously. Any kind of retaliation against Company Personnel for raising these issues is strictly prohibited and will not be tolerated.

health and safety

The Company strives to provide Company Personnel with a safe and healthy work environment. Company Personnel have a responsibility for maintaining a safe and healthy workplace for all other Company Personnel by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices and conditions.

Violence and threatening behavior are not permitted. Company Personnel should report to work in a condition to perform their duties, free from the influence of illegal drugs and alcohol. The use of illegal drugs in the workplace will not be tolerated.

enforcement

Violations of this Code of Conduct may lead to significant penalties, including dismissal.

waivers

Any waiver of this Code of Conduct for executive officers or directors of the Company may be made only by the board, or by a committee of the board specifically authorized for this purpose, and must be promptly disclosed to the Company's stockholders. Waivers of this Code of Conduct for non-officer employees may be made by the Chief Executive Officer, but only upon such employee making full disclosure in advance of the transaction in question. This Code of Conduct may be amended or modified at any time by the board.

acknowledgment

Company Personnel will be asked annually to sign a statement affirming that they have read and understood this Code of Conduct and that they are in compliance with this Code of Conduct.